Exhibit 10.1

COMMUNITY BANK SYSTEM, INC.

2014 LONG-TERM INCENTIVE PLAN, AS AMENDED

Table of Contents

1.	PREAMBLE...	1

2.	PURPOSE...	1

3.	ELIGIBILITY...	1

4.	DEFINITIONS...	1

5.	SHARES AVAILABLE UNDER THE 2014 PLAN......................................................................................................................................................................................	4

6.	GRANTS OF OPTION RIGHTS GENERALLY............................................................................................................................................................................................	5

7.	SPECIAL RULES FOR GRANTS OF INCENTIVE STOCK OPTIONS.....................................................................................................................................................	6

8.	SPECIAL RULES FOR GRANTS OF NONQUALIFIED STOCK OPTIONS...........................................................................................................................................	7

9.	STOCK APPRECIATION RIGHTS...	7

10.	RESTRICTED STOCK AWARDS...	7

11.	RESTRICTED STOCK UNIT AWARDS.....................................................................................................................................................................................................	8

12.	DEFERRED STOCK AWARDS...	9

13.	PREOFRMANCE SHARES, PERFORMANCE SHARE UNITS AND PERFORMANCE UNITS.......................................................................................................	9

14.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS..................................................................................................................................................	9

15.	DIVIDEND EQUIVALENTS ...	10

16.	PERFORMANCE MEASURES...	10

17.	TRANSFERABILITY...	11

18.	ADJUSTMENTS...	11

19.	CHANGE IN CONTROL...	12

20.	FRACTIONAL SHARES...	13

21.	ADMINISTRATION OF THE 2014 PLAN..................................................................................................................................................................................................	13

22.	AMENDMENTS, TERMINATION, ETC. ..................................................................................................................................................................................................	15

i

COMMUNITY BANK SYSTEM, INC.

2014 LONG-TERM INCENTIVE PLAN, AS AMENDED

1.            Preamble.  The Board of Directors of Community Bank System, Inc. from time to time has adopted, and the shareholders of Community Bank System, Inc. have approved, various long-term incentive compensation programs that have authorized grants of incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock awards.  Most recently, the Board of Directors of Community Bank System, Inc. adopted, and the shareholders of Community Bank System, Inc. approved, the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program ("2004 Plan").  The 2004 Plan became effective as of July 1, 2004 and, consistent with Code limitations, provides that no rights may be granted pursuant to the 2004 Plan after June 30, 2014.
This document sets forth the terms of the Community Bank System, Inc. 2014 Long-Term Incentive Plan ("2014 Plan"), which became effective as of May 14, 2014, upon the approval of the 2014 Plan by the shareholders of Community Bank System, Inc., which shall become further amended and restated effective as of May 17, 2017, contingent upon the approval of the 2014 Plan by the shareholders of Community Bank System, Inc.  Options and other rights described in this 2014 Plan document shall be granted after May 14, 2014 in accordance with the terms of this 2014 Plan document.  Options and other rights granted pursuant to earlier programs shall continue to be governed by the applicable terms of the relevant program and grant instrument, unless expressly provided otherwise in this 2014 Plan.
2.            Purpose.  The purpose of the 2014 Plan is to promote the interests of the Bank and its shareholders by providing current and future directors, officers, key employees and advisors with an equity or equity-based interest in the Bank, so that the interests of such directors, officers, employees and advisors will be closely associated with the interests of shareholders by reinforcing the relationship between shareholder gains and compensation.  Rights granted pursuant to this 2014 Plan, which include stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, performance shares, performance share units, performance units, other stock-based awards, and cash-based awards, may also be used to attract, retain and motivate eligible individuals.
3.            Eligibility.  Directors, officers, and key employees of the Bank and its Subsidiaries, and Advisors to the Bank or the Board of Directors shall be eligible to participate in the 2014 Plan to the extent determined by the Committee in its sole discretion.  Employee participants shall be selected by the Committee based upon such factors as the employee's past and potential contributions to the success, profitability, and growth of the Bank.
4.            Definitions.  As used in this 2014 Plan,
(a)            "Advisor" shall mean any natural person who is engaged to render bona fide consulting or advisory services to the Bank or the Board of Directors, other than a person who provides such services in connection with the offer or sale of securities in a capital-raising transaction.
(b)            "Award" shall mean, individually or collectively, a grant under this 2014 Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Awards, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this 2014 Plan.
(c)            "Award Agreement" shall mean either (i) a written agreement entered into by the Bank and a Participant setting forth the terms and provisions applicable to an Award granted under this 2014 Plan, or (ii) a written or electronic statement issued by the Bank to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)            "Bank" shall mean Community Bank System, Inc.
(e)            "Board of Directors" shall mean the Board of Directors of the Bank.
(f)            "Change in Control Price" shall mean the price per share of Common Stock on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash, and if the entire offered price is payable only in cash, then it shall mean such cash amount per share of Common Stock.
(g)            "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this 2014 Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(h)            "Committee" shall mean the committee appointed by the Board of Directors to administer the 2014 Plan in accordance with Paragraph 21.
(i)            "Common Stock" shall mean the Common Stock, par value $1.00, of the Bank.
(j)            "Covered Employee" shall mean any salaried Eligible Employee who is or may become a "Covered Employee," as defined in Code Section 162(m), and who is designated, either as an individual employee or class of employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of a Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a "Covered Employee" under this 2014 Plan for such applicable Performance Period.
(k)            "Deferred Stock Award" shall mean an award of Common Stock to an Eligible Employee, Director or Advisor that is subject to the restrictions described in Paragraph 12.
(l)            "Director" shall mean a member of the Board of Directors.
(m)            "Eligible Employees" shall mean persons treated by the Bank for payroll and employment tax purposes as common law employees of the Bank or a Subsidiary and described in Paragraph 3.
(n)            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(o)            "Exercise Price" shall means the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option Right.
(p)            "Fair Market Value" shall mean a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock reported on the New York Stock Exchange ("NYSE") or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. In the event shares of Common Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
(q)            "Grant Price" shall mean the price established at the time of grant of a Stock Appreciation Right pursuant to Paragraph 9, and used to determine whether these is any payment due upon exercise of the Stock Appreciation Right.
(r)            "Incentive Stock Option" shall mean the right granted to an Eligible Employee to purchase Common Stock under this 2014 Plan, the grant, exercise and disposition of which are intended to comply with, and to be governed by, Code Section 422.

(s)            "Insider" shall mean an individual who is, on the relevant date, an officer or Director of the Bank, or more than ten percent (10%) beneficial owner of any class of the Bank's equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board of Directors in accordance with Section 16 of the Exchange Act.
(t)            "Nonqualified Stock Option" shall mean the right granted to an Eligible Employee, Director or Advisor to purchase Common Stock under this 2014 Plan, the grant, exercise and disposition of which are not intended to be subject to the requirements and limitations of Code Section 422.
(u)            "Optionee" shall mean the Eligible Employee, Director or Advisor to whom an Option Right is granted pursuant to an agreement evidencing an outstanding Incentive Stock Option or Nonqualified Stock Option.
(v)            "Option Right" shall mean the right to purchase a share of Common Stock upon exercise of an outstanding Incentive Stock Option or Nonqualified Stock Option.
(w)            "Other Stock-Based Award" shall mean an equity-based or equity-related Award not otherwise described by the terms of this 2014 Plan, granted pursuant to Paragraph 14.
(x)            "Participant" shall mean any Eligible Employee, Director or Advisor to whom an Award is granted and remains outstanding.
(y)            "Performance-Based Compensation" shall mean compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to "Covered Employees. Notwithstanding the foregoing, nothing in this 2014 Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
(z)            "Performance Measures" shall mean measures as described in Paragraph 16 on which the performance goals are based and which are approved by the Bank's shareholders pursuant to this 2014 Plan in order to qualify Awards as Performance-Based Compensation.
(aa)            "Performance Period" shall mean the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
(bb)            "Performance Share" shall mean a grant of a stated number of shares of Common Stock to a Participant under the 2014 Plan that is forfeitable by the Participant until attainment of the specified performance goals, or until otherwise determined by the Committee or in accordance with the 2014 Plan, subject to the continuous employment of the Participant through the applicable Performance Period.
(cc)            "Performance Share Unit" shall mean a Participant's contractual right to receive a stated number of Shares or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such Shares, under the 2014 Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the 2014 Plan, subject to the continuous employment of the Participant through the applicable Performance Period.
(dd)            "Performance Unit" shall mean a Participant's contractual right to receive a cash-denominated award, payable in cash or shares of Common Stock, under the 2014 Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the 2014 Plan, subject to the continuous employment of the Participant through the applicable Performance Period.
(ee)            "Restricted Stock Award" shall mean an award of Common Stock to an Eligible Employee or Advisor that is subject to the restrictions and vesting conditions described in Paragraph 10 and subject to tax under Code Section 83.
(ff)            "Restricted Stock Unit Award" shall mean the right to receive one or more payments described in Paragraph 11.  Restricted Stock Units represent a contingent right to receive a payment in the future;

Restricted Stock Units are not subject to tax under Code Section 83 (because Restricted Stock Units are not property).
(gg)            "Stock Appreciation Right" shall mean the right to receive one or more payments described in Paragraph 9.
(hh)            "Subsidiary" shall mean any corporation in which (at the time of determination) the Bank owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.
5.            Shares Available Under the 2014 Plan.
(a)            The shares of Common Stock which may be made the subject of awards granted pursuant to this 2014 Plan may be either (i) shares of original issue, (ii) treasury shares, (iii) shares held in a grantor trust maintained by the Bank, or (iv) a combination of the foregoing.
(b)            Subject to adjustments in accordance with Paragraph 18 of this 2014 Plan, the maximum number of shares of Common Stock available for issuance to Participants under this 2014 Plan shall be (i) two million seven hundred seven thousand five hundred twelve (2,707,512) shares of Common Stock (consisting of the shares of Common Stock still available for grant under the 2004 Plan on May 14, 2014 plus new, additional shares authorized by the shareholders of the Bank with the shareholders' approval of this 2014 Plan), plus (ii) any shares of Common Stock subject to the outstanding awards as of May 14, 2014 under the 2004 Plan that on or after May 14, 2014 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of Common Stock).
(c)            From the total shares of Common Stock available for awards as described in subparagraph 5(b), and subject to adjustments in accordance with Paragraph 18 of this 2014 Plan, the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this 2014 Plan shall not exceed an aggregate of one million seven hundred seven thousand five hundred twelve (2,707,512) shares of Common Stock.
(d)            Notwithstanding any other term or provision of the 2014 Plan, if any shares of Common Stock covered by an award under the 2014 Plan, or any prior version of the program, are forfeited or an award is settled in cash or otherwise terminated without delivery of shares of Common Stock, then the shares of Common Stock covered by that award will again be available for future awards under the 2014 Plan.  However, the full number of Option Rights and Stock Appreciation Rights granted that are to be settled by the issuance of shares of Common Stock shall be counted against the number of shares of Common Stock available for award under the 2014 Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Option Rights or Stock Appreciation Rights.  Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on an Award issued under the 2014 Plan, shares of Common Stock tendered to pay the exercise price of an Award under the 2014 Plan, and shares of Common Stock repurchased on the open market with the proceeds of an Option Right exercise will no longer be eligible to be again available for grant under this 2014 Plan.
(e)            The following limits (each an "Annual Award Limit" and, collectively, "Annual Award Limits"), as adjusted pursuant to the terms of this 2014 Plan, shall apply to grants of such Awards under this 2014 Plan:
(1)	Option Rights: The maximum aggregate number of shares of Common Stock subject to Option Rights granted in any one calendar year to any one Participant shall be one hundred fifty thousand (150,000).
(2)	Stock Appreciation Rights: The maximum number of shares of Common Stock subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be one hundred fifty thousand (150,000).

(3)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one calendar year to any one Participant shall be seventy-five thousand (75,000).
(4)	Deferred Stock Awards: The maximum aggregate grant with respect to Awards of Deferred Stock Awards in any one calendar year to any one Participant shall be seventy-five thousand (75,000).
(5)	Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one calendar year shall be seventy-five thousand (75,000) shares of Common Stock, or equal to the value of seventy-five thousand (75,000) shares of Common Stock, determined as of the date of vesting or payout, as applicable.
(6)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one calendar year may not exceed the greater of three million dollars ($3,000,000) or the value of seventy-five thousand (75,000) shares of Common Stock, determined as of the date of vesting or payout, as applicable.
(7)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards in any one calendar year to any one Participant shall be seventy-five thousand (75,000) shares of Common Stock.
(f)            Except in connection with a corporate transaction involving the Bank (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities, or similar transaction(s)), the Bank may not, without obtaining shareholder approval:  (i) amend the terms of outstanding Option Rights or Stock Appreciation Rights to reduce the exercise price of such outstanding Option Rights or Stock Appreciation Rights; (ii) cancel outstanding Option Rights or Stock Appreciation Rights in exchange for Option Rights or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option Rights or Stock Appreciation Rights; or (iii) cancel outstanding Option Rights or Stock Appreciation Rights with an exercise price above the Fair Market Value per share in exchange for cash or other securities.
6.            Grants of Option Rights Generally.  The Committee, or the full Board of Directors, may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Option Rights to Directors, Eligible Employees or Advisors.  Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:
(a)            Each grant shall specify whether it is intended as a grant of Incentive Stock Options or Nonqualified Stock Options.
(b)            Each grant shall specify the number of shares of Common Stock to which it pertains.
(c)            Each grant shall specify an Exercise Price not less than 100 percent of the Fair Market Value per share of Common Stock on the date the Option Right is granted.
(d)            Successive grants may be made to the same Optionee whether or not any Option Rights previously granted to such Optionee remain unexercised.
(e)            Upon exercise of an Option Right, the entire Exercise Price shall be payable (i) in cash, (ii) by the transfer to the Bank by the Optionee of shares of Common Stock with a value (Fair Market Value per share times the number of shares) equal to the total Exercise Price, (iii) by a combination of such methods of payment described in (i) and (ii) above, or (iv) any other lawful means of payment acceptable to the Committee.  Payment may not be made with Common Stock issued to the Optionee by the Bank upon his or her prior exercise of an incentive stock option under this 2014 Plan or any other option plan unless the Common Stock received upon that prior exercise shall have been held by the Optionee for at least one year.
(f)            Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Bank by any officer designated by the Committee for this purpose and delivered to and accepted by the Optionee and shall contain such terms and provisions, consistent with this 2014 Plan, as the Committee may approve.
(g)            Except to the extent (i) approved in advance by holders of a majority of the shares of Common Stock of the Bank entitled to vote generally in the election of Directors, or (ii) provided in Paragraph 18, the Board of Directors and/or the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price or the Grant Price of any outstanding Option Right or Stock Appreciation Right or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Option Rights or Stock Appreciation Rights previously granted.
7.            Special Rules for Grants of Incentive Stock Options.
(a)            As provided in Paragraph 6(c), the Exercise Price of an Incentive Stock Option shall not be less than 100 percent of the Fair Market Value per share of Common Stock on the date of the grant of the option; provided, however, that, if an Incentive Stock Option is granted to any Eligible Employee who, immediately after such option is granted, is considered to own stock possessing more than ten percent of the combined voting power of all classes of stock of the Bank, or any of its subsidiaries, the Exercise Price per share shall be not less than 110 percent of the Fair Market Value per share of Common Stock on the date of the grant of the option, and such option may be exercised only within five years of the date of the grant.
(b)            The period of each Incentive Stock Option by its terms shall be not more than ten years from the date the Option Right is granted as specified by the Committee.
(c)            The Committee shall establish the time or times within the option period when the Incentive Stock Option may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that Incentive Stock Options shall not be exercisable earlier than one year, nor later than ten years, following the date the option is granted.  The date of grant of each Option Right shall be the date of its authorization by the Committee.
(d)            Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to any cause, including death or retirement, rights to exercise Incentive Stock Options shall cease, except for those which are exercisable as of the date of termination, and (ii) rights that are exercisable as of the date of termination shall remain exercisable for a period of three months following a termination of employment for any cause other than death or disability, and for a period of one year following a termination due to death or disability.  However, no Incentive Stock Option shall, in any event, be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may be specified in the Option Right.
(e)            No Incentive Stock Options shall be granted hereunder to any Optionee that would allow the aggregate fair market value (determined at the time the option is granted) of the stock subject of all post-1986 incentive stock options, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000.  The term "post-1986 incentive stock options" shall mean all rights, which are intended to be "incentive stock options" under the Code, granted on or after January 1, 1987 under any stock option plan of the Bank or its Subsidiaries.  If the Bank shall ever be deemed to have a "parent", as such term is used for purposes of Code Section 422, then rights intended to be "incentive stock options" under the Code, granted after January 1, 1987 under such parent's stock option plans, shall be included with the terms of the definition of "post-1986 incentive stock options".

8.            Special Rules for Grants of Nonqualified Stock Options.
(a)            Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to death or disability, rights to exercise Nonqualified Stock Options that are exercisable as of the date of termination shall remain exercisable for two years following termination, (ii) in the event of the Optionee's termination of employment due to any other reason, the rights to exercise Nonqualified Stock Options that are exercisable as of the date of termination shall remain exercisable for three months following termination, and (iii) the right to exercise Nonqualified Stock Options that are not exercisable as of the date of termination shall be forfeited.
(b)            The Bank shall not create any record or evidence of Common Stock ownership for an Optionee who exercises a Nonqualified Stock Option, unless payment of the required lawful withholding taxes has been made to the Bank by check, payroll deduction or other arrangements satisfactory to the Committee.
9.            Stock Appreciation Rights.
(a)            Upon such conditions and limitations it deems advisable, the Committee may authorize the grant of Stock Appreciation Rights with respect to one or more shares of Common Stock.  Upon the valid exercise of a vested Stock Appreciation Right, the holder of such Stock Appreciation Right shall receive a lump sum payment for each applicable share of Common Stock equal to the excess (if any) of (i) the Fair Market Value of one share of Common Stock on the date of exercise, over (ii) the Fair Market Value of one share of Common Stock on the date the Stock Appreciation Right was granted (or such higher value per share as may be determined by the Committee at the time of grant, i.e., the Grant Price).
(b)            Upon such conditions and limitations it deems advisable, the Committee also may authorize (i) the surrender of the right to exercise all or a portion of an Option Right granted under the 2014 Plan that is exercisable at the time of surrender, and (ii) the payment in exchange for the surrender of an amount of up to the excess of the Fair Market Value at the time of surrender of the shares covered by the Option Right, or portion thereof, surrendered over the Exercise Price of such shares.
10.        Restricted Stock Awards.
(a)            Shares of Common Stock granted pursuant to a Restricted Stock Award issued under the 2014 Plan shall not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, prior to the satisfaction of such performance, service and/or elapsed time conditions ("Vesting Conditions") as may be determined by the Committee in its absolute discretion.  Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, if the recipient's service with the Bank or any of its Subsidiaries terminates prior to the satisfaction of all of the Vesting Conditions for any reason other than death or disability, the recipient shall, on the date service terminates, forfeit and surrender to the Bank the number of shares of Common Stock with respect to which the Vesting Conditions have not been satisfied as of the date service terminates.  If Common Stock is forfeited, dividends paid on those shares prior to the date of forfeiture may be retained by the recipient.
(b)            Upon each grant of a Restricted Stock Award, the Committee shall fix the Vesting Conditions.  The Committee also shall determine the manner in which the grant recipient's contingent ownership of the awarded Common Stock shall be recorded until the Vesting Conditions have been satisfied.  If the Committee elects to issue certificates or use other records of ownership for the awarded shares of Common Stock, each certificate or other record of ownership of Common Stock shall bear a legend or other disclosure to reflect the Vesting Conditions until all of the Vesting Conditions are satisfied.  As a condition to issuance of Common Stock, the Committee may require the recipient to enter into an agreement providing for the Vesting Conditions and such other terms and conditions that it prescribes, including, but not limited to, a provision that Common Stock issued to the recipient may be held by an escrow agent until the Vesting Conditions are satisfied.  The

Committee also may require a written representation by the recipient that he or she is acquiring the shares for investment.
(c)            When the Vesting Conditions with respect to shares of Common Stock held in escrow have been satisfied, a certificate or other record of ownership for such shares shall be issued or created, free of any escrow; such certificate or other record shall not bear a legend or other disclosure relating to the Vesting Conditions.
(d)            Each recipient shall agree, at the time he or she receives a Restricted Stock Award and as a condition thereof, to pay or make arrangements satisfactory to the Committee regarding the payment to the Bank of any federal, state or local taxes of any kind required by law to be withheld with respect to any award or with respect to the lapse of any restrictions on shares of restricted Common Stock awarded under this 2014 Plan, or the waiver of any forfeiture hereunder, and also shall agree that the Bank may, to the extent permitted by law, deduct such taxes from any payments of any kind due or to become due to such recipient from the Bank, sell by public or private sale, with ten days notice or such longer notice as may be required by applicable law, a sufficient number of shares of Common Stock so awarded in order to cover all or part of the amount required to be withheld, or pursue any other remedy at law or in equity.  In the event that the recipient of shares of Common Stock under this 2014 Plan shall fail to pay to the Bank all such federal, state and local taxes, or to make arrangements satisfactory to the Committee regarding the payment of such taxes, the shares to which such taxes relate shall be forfeited and returned to the Bank.
(e)            The Committee shall have the authority at any time to accelerate the time at which any or all of the Vesting Conditions or other restrictions set forth in this 2014 Plan with respect to any or all shares of restricted Common Stock awarded hereunder shall be satisfied or lapse.
(f)            Unless otherwise provided by the Committee at the time of grant, if a recipient dies, or terminates employment with the Bank because of disability before the satisfaction of all of the applicable Vesting Conditions, (i) the Vesting Conditions on any Common Stock owned by the recipient shall be considered satisfied on the date of death or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award, and (ii) if the date of death or disability is within four years of the date of the awards, the Committee, in its sole discretion, can waive the Vesting Conditions as to any or all of the stock.
11.        Restricted Stock Unit Awards.
(a)            Upon such conditions and limitations it deems advisable, including the imposition of one or more Vesting Conditions, the Committee may authorize the grant of Restricted Stock Units.  Upon or following the satisfaction of all of the applicable Vesting Conditions, the holder of such Restricted Stock Units shall receive one or more payments for each vested Restricted Stock Unit equal to the Fair Market Value per share of one share of Common Stock on the date as of which the last of the applicable Vesting Conditions was satisfied.
(b)            Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, if the recipient's service with the Bank or any of its Subsidiaries terminates prior to the satisfaction of all of the Vesting Conditions for any reason other than death or disability, the recipient shall, on the date service terminates, forfeit and surrender to the Bank the number of Restricted Stock Units with respect to which the Vesting Conditions have not been satisfied as of the date service terminates.
(c)            A recipient of Restricted Stock Units shall not be entitled to any dividends that might be payable with respect to Common Stock.
(d)            The Committee shall have the authority at any time to accelerate the time at which any or all of the Vesting Conditions or other restrictions set forth in this 2014 Plan with respect to any or all Restricted Stock Units awarded hereunder shall be satisfied or lapse.
(e)            Unless otherwise provided by the Committee at the time of grant, if a recipient dies, or terminates employment with the Bank because of disability before the satisfaction of all of the applicable Vesting

Conditions, (i) the Vesting Conditions on any Restricted Stock Units held by the recipient shall be considered satisfied on the date of death or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award, and (ii) if the date of death or disability is within four years of the date of the awards, the Committee, in its sole discretion, can waive the Vesting Conditions as to any or all of the Restricted Stock Units.
12.        Deferred Stock Awards.  The Committee may make awards to Directors, Eligible Employees or Advisors, in lieu of cash compensation for future services, in the form of freely-transferable shares of Common Stock whose delivery is deferred for later distribution in accordance with the Director's, Eligible Employee's or Advisor's election.  A Director's deferral and distribution elections, as well as all other rights with respect to deferred Director compensation, shall be governed by the terms of the separate Community Bank System, Inc. Deferred Compensation Plan for Directors, as that plan may be amended from time to time.  Deferral and distribution elections by Eligible Employees and Advisors shall be made pursuant to such separate plans or agreements as shall be acceptable to the Committee in its sole discretion, taking into account the applicable provisions of Code Section 409A.
13.        Performance Shares, Performance Share Units and Performance Units.
(a)            Subject to the terms and provisions of this 2014 Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units and/or Performance Units to Eligible Employees, Directors and/or Advisors in such amounts and upon such terms as the Committee shall determine.
(b)            Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units and/or Performance Units that will be paid out to the Participant.
(c)            Subject to the terms of this 2014 Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
(d)            Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this 2014 Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period. Payment shall be made no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
14.        Cash-Based Awards and Other Stock-Based Awards
(a)                        Subject to the terms and provisions of the 2014 Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Employees, Directors and/or Advisors in such amounts and upon such terms as the Committee may determine.
(b)            The Committee may grant to Eligible Employees, Directors and/or Advisors other types of equity-based or equity-related Awards not otherwise described by the terms of this 2014 Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
(c)            Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish performance goals in its discretion.  If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
(d)            Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. Payment shall be made no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended.
15.        Dividend Equivalents.
Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.  Notwithstanding the foregoing, if any Award for which dividend equivalents have been granted has its vesting or grant dependent upon the achievement of one or more Performance Measures, then the dividend equivalents shall accrue and only be paid to the extent the Award becomes earned and vested.  Under no circumstances may dividend equivalents be granted for any Option Right, Stock Appreciation Right, or Restricted Stock Units.
16.        Performance Measures.
(a)                        The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:
1.	Net earnings or net income (before or after taxes);
2.	Earnings per share;
3.	Earnings before or after taxes, depreciation, and/or amortization;
4.	Net sales or revenue growth (whether in general or by type of product or service or by type of customer);
5.	Revenues or sales;
6.	Net operating profit;
7.	Net operating income (excluding acquisition expenses and other non-recurring charges);
8.	Return measures (including, but not limited to, return on assets, regulatory capital, capital, invested capital, equity, sales, or revenue);
9.	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
10.	Gross or operating margins;
11.	Productivity and financial performance ratios;
12.	Share price (including, but not limited to, growth measures and total shareholder return);

13.	Expense targets and operating expenses;
14.	Margins (including, but not limited to, net interest margin);
15.	Completion of acquisitions of business or companies;
16.	Completion of divestitures or asset sales;
17.	Asset quality metrics;
18.	Achievement of business operational objectives;
19.	Operating efficiency;
20.	Deposit market share;
21.	Customer satisfaction;
22.	Working capital targets and change in working capital;
23.	Customer account growth and new account openings; and
24.	Any one or a combination of any of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Bank, Subsidiary, and/or any affiliate of the Bank as a whole or any business unit of the Bank, Subsidiary, and/or affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Bank may select Performance Measure (12) above as compared to various stock market indices.  The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Paragraph 16(a).
(b)            The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Bank's annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
(c)            Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
(d)            In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on performance measures other than those set forth in Paragraph 16(a).
17.        Transferability.  No Incentive Stock Option shall be transferable by an Optionee other than by will or the laws of descent and distribution.  Incentive Stock Options shall be exercisable during the Optionee's lifetime only by the Optionee.  Other rights granted pursuant to this 2014 Plan also shall not be subject to assignment, alienation, lien, transfer, sale or exchange, except to the extent provided otherwise by the Committee at the time the right is granted.
18.        Adjustments.  The Committee shall make or provide for such adjustments in the maximum number of shares of Common Stock specified in Paragraph 5 of this 2014 Plan, in the numbers of shares of Common Stock covered by other rights granted hereunder, and in the prices per share applicable under all such rights, as the Committee determines is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Bank, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other transaction or event having an effect similar to any of the foregoing.
19.        Change in Control.
(a)            Unless otherwise provided by the Committee at the time of grant, in the event the employment of an Eligible Employee is terminated for any reason, including the Eligible Employee's voluntary termination for "good reason" (as defined in (c) below), but not including the Eligible Employee's voluntary termination without "good reason" or the Eligible Employee's termination for "cause" (as defined in (d) below), within one year following a "Change in Control" (as defined in (c) below):
(i)            all Option Rights and Stock Appreciation Rights granted to the Eligible Employee under this 2014 Plan prior to the date of termination, but not exercisable as of such date, shall become exercisable automatically as of the later of the date of termination or one year after the date the award was granted;
(ii)            any Option Right or Stock Appreciation Right that is exercisable as of the date of termination, or that becomes exercisable pursuant to (i) above, shall remain exercisable until the end of the exercise period provided in the original grant of the Option Right or Stock Appreciation Right (determined without regard to the Eligible Employee's termination of employment); and
(iii)            any Vesting Condition (with respect to a Restricted Stock Award or Restricted Stock Unit Award) that shall not have been satisfied as of the date of termination shall be deemed satisfied as of such date.
(b)            Notwithstanding Paragraph 19(a), if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that outstanding Awards under this 2014 Plan shall not be honored or assumed by the new employer, or that new rights that are not "substantially equivalent" (defined below) will be substituted therefore by the new employer, then, at the discretion of such Committee and unless otherwise specified in an Award Agreement, (i) all outstanding Option Rights and Stock Appreciation Rights shall vest and become fully exercisable immediately prior to such Change in Control, (ii) the restriction period on all outstanding Restricted Stock Awards, Restricted Stock Unit Awards, Deferred Stock Awards, and Other Stock-Based Awards shall lapse immediately prior to such Change in Control, (iii) shares of Common Stock underlying Awards of Restricted Stock Units, Deferred Stock Awards and Other Stock-Based Awards shall be issued to each Participant then holding such Award immediately prior to such Change in Control, and/or (iv) each outstanding Option Right, Stock Appreciation Right, Deferred Stock Award and/or Other Stock Award shall be cancelled in exchange for an amount equal to the product of (A)(i) in the case of Option Rights and Stock Appreciation Rights, the excess, if any, of the Change in Control Price over the Exercise Price or the Grant Price, for such Award, and (ii) in the case of other such Awards, the Change in Control Price, multiplied by (B) the aggregate number of shares of Common Stock covered by such Award.
For purposes of this Paragraph 19(b), a right that is to be substituted for an outstanding Award will be considered "substantially equivalent" only if the new right:
(i) is based on shares of common stock that are traded on an established U.S. securities market;
(ii) provides the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) has substantially equivalent economic value to such Award (determined at the time of the Change in Control); and
(iv) has terms and conditions which provide that, in the event that the Participant suffers termination as specified in Paragraph 19(a) following the Change in Control, any conditions on the Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be.
(c)            For purpose of this 2014 Plan, a "Change in Control" shall mean the occurrence of any one of the following events: (1) any "person" including a "group" as determined in accordance with the Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding securities; (2) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank; (3) the Bank is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former stockholders of the Bank, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation; (4) a tender offer or exchange offer is made and consummated for the ownership of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding voting securities; or (5) the Bank transfers substantially all of its assets to another corporation which is not controlled by the Bank.
(d)            For purposes of this Paragraph 19, "good reason" shall mean action taken by the Bank that results in:  (1) an involuntary and material adverse change in the Eligible Employee's title, duties, responsibilities, or total remuneration; (2) an involuntary and material relocation of the office from which the Eligible Employee is expected to perform the Eligible Employee's duties; or (3) an involuntary and material adverse change in the general working conditions (including travel requirements) applicable to the Eligible Employee.
(e)            Termination "for cause" for purposes of this Paragraph 19 shall include, but not be limited to, any of the following:  (1) any act of dishonesty, misconduct or fraud, acts of moral turpitude, or the commission of a felony; (2) unreasonable neglect or refusal to perform the duties assigned to the Eligible Employee, unless cured within 30 days; (3) breach of duty or obligation to the Bank or receipt of financial or other economic profit or gain as a result of or in any way arising out of the Eligible Employee's position with the Bank and failure to account to the Bank for such profits or other gains; or (4) disclosure of confidential or private Bank information or aiding a competitor of the Bank (or any affiliate of the Bank) to the detriment of the Bank (or any affiliate of the Bank).
20.        Fractional Shares.  The Bank shall not be required to issue any fractional shares of Common Stock pursuant to this 2014 Plan.  The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
21.         Administration of the 2014 Plan.
(a)            This 2014 Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors each of whom shall (i) meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board of Directors; (ii) qualify as "non-employee directors" as defined under Section 16 of the Exchange Act; and (iii) qualify as "outside directors" under Code Section 162(m).  Members of the Committee and the Chair of the Committee shall be appointed by the Board of Directors and may be replaced at any time by the Board of Directors.  At any time deemed necessary or appropriate by the Board of Directors, the full Board of Directors may act as the Committee. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Bank, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Bank, and all other interested individuals.
(b)            The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this 2014 Plan and any Award Agreement or other agreement or document ancillary to or in connection with this 2014 Plan, to determine eligibility for Awards and to adopt and interpret such rules, regulations, forms, instruments, and guidelines for administering this 2014 Plan as the Committee may deem necessary or proper.  Such authority shall include, but not be limited to, (i) selecting Award recipients, (ii) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (iii) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Bank, (iv) construing any ambiguous provision of the 2014 Plan or any Award Agreement, (v) establishing and certifying satisfaction of performance goals for purposes of satisfying the requirements of Code Section 162(m), (vi) subject to Paragraph 22, adopting modifications and amendments to this 2014 Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Bank, its affiliates, and/or its Subsidiaries operate, and, (vii) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the 2014 Plan and/or any Award Agreement.
(c)            To the extent consistent with applicable Code requirements, including Code Section 162(m), the Committee may delegate to one or more of its members or to one or more officers of the Bank, and/or its Subsidiaries and affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this 2014 Plan.  The Committee may, by resolution, authorize one or more officers of the Bank to do one or both of the following on the same basis as can the Committee: (i) designate Eligible Employees to be recipients of Awards; and (ii) determine the size of any such Awards; provided, however, (I) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director, an Advisor or an Eligible Employee who is considered an Insider; (II) the resolution providing such authorization sets forth the total number of shares of Common Stock and/or Awards such officer(s) may grant; (III) the officer(s) shall report periodically to the Committee regarding the nature and scope of the shares of Common Stock and/or Awards granted pursuant to the authority delegated; and (IV) no delegation shall be effective to the extent inconsistent with applicable Code requirements, including Code Section 162(m).
(d)            Notwithstanding any other provision of this 2014 Plan, the Committee may impose such conditions on the exercise of any right granted hereunder (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of applicable law, including Section 16 (or any successor rule) of the Exchange Act.
(e)            The Bank shall have the power and the right to deduct or withhold, or require a Participant to remit to the Bank, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this 2014 Plan.
(f)            With respect to withholding required upon the exercise of Option Rights or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, Performance Share Units, or Performance Units, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Bank withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
22.        Amendments, Termination, Etc.
(a)            The Board of Directors and/or the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this 2014 Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by applicable law, regulation, or stock exchange rule. By accepting an Award under this 2014 Plan, a Participant agrees to any amendment made pursuant to this Paragraph 22 to any Award granted under the 2014 Plan without further consideration or action. This 2014 Plan, however, shall not be the exclusive means by which the Board of Directors or the Compensation Committee of the Board of Directors may authorize the grant of stock options, restricted stock or other equity, equity-based or incentive compensation.
(b)            The Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this 2014 Plan.  In the event of such cancellation, the Committee may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such Exercise Price and subject to the same terms and conditions as, under this 2014 Plan, would have been applicable had the canceled Option Rights not been granted.  The cancellation and granting of Option Rights pursuant to this Paragraph 22(b) shall be subject to compliance with the applicable limitations described in Paragraph 5(e).
(c)            In the case of any Option Right not immediately exercisable in full, the Committee in its discretion may accelerate the time at which the Option Right may be exercised, subject to the limitation described in Paragraph 7(c) and any applicable restrictions or limitations imposed by Code Section 409A.
(d)            Notwithstanding any other provision of the 2014 Plan to the contrary, (i) the 2014 Plan may be terminated at any time by resolutions of the Board of Directors, and (ii) no rights shall be granted pursuant to this 2014 Plan after May 14, 2024.
(e)            Notwithstanding any other provision of the 2014 Plan to the contrary (other than Paragraph 22(f)), no termination, amendment, suspension, or modification of the 2014 Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the 2014 Plan, without the written consent of the Participant holding such Award.
(f)            Notwithstanding any other provision of the 2014 Plan to the contrary, the Board of Directors may amend the 2014 Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the 2014 Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under the 2014 Plan, a Participant agrees to any amendment made pursuant to this Paragraph 22(f) to any Award granted under the 2014 Plan without further consideration or action.
(g)            The Board of Directors intends that awards granted pursuant to this 2014 Plan shall be exempt from, or satisfy the applicable requirements of, Code Section 409A.  The 2014 Plan shall be interpreted and applied to carry out such intent.  Accordingly, by way of example and not limitation, to the extent that Code Section 409A applies (i) distributions of benefits payable following an employee's termination of employment shall commence as of the date required by this 2014 Plan and any implementing award agreement or, if later, the earliest date permitted by Code Section 409A (generally six months after termination, if the employee is a "specified employee" within the meaning of Code Section 409A), and (ii) the phrase "termination of employment" (and similar terms and phrases) shall be construed to mean "separation from service" within the meaning of Code Section 409A.
(h)            The Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant's provision of services to the Bank, any affiliate of the Bank, and/or Subsidiary, violation of material Bank, any affiliate of the Bank, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Bank, its affiliates, and/or its Subsidiaries.
(i)            Any Award pursuant to this 2014 Plan shall be subject to the Bank's Policy on Recoupment of Incentive-Based Compensation in Restatement Situations, as in effect from time to time.
(j)            In the event that any one or more of the provisions of this 2014 Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
(k)            The 2014 Plan, the granting and exercising of Awards thereunder, and any obligations of the Bank under the 2014 Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Bank, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of shares of Common Stock under any Award or any other action permitted under the 2014 Plan to permit the Bank, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such shares of Common Stock or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules, and regulations. The Bank shall not be obligated by virtue of any provision of the 2014 Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Common Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Bank nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Common Stock issuable thereunder) that shall lapse because of such postponement.
(l)            Nothing in the 2014 Plan shall be construed to limit the right of the Bank to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the 2014 Plan.
(m)            Nothing in this 2014 Plan shall be construed to: (i) limit, impair, or otherwise affect the Bank's or a Subsidiary's or an affiliate's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Bank or a Subsidiary or an affiliate to take any action which such entity deems to be necessary or appropriate.
(n)            The Committee may postpone the exercising of Awards, the issuance or delivery of shares of Common Stock under any Award or any action permitted under the 2014 Plan to prevent the Bank or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an Incentive Stock Option, in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Bank, Subsidiary and/or affiliate of the Bank anticipates or reasonably should anticipate that, if the payment were made on such date, the Bank's, affiliate's and/or Subsidiary's deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m).
(o)            The Committee may require any individual receiving shares of Common Stock pursuant to an Award under this 2014 Plan to represent and warrant in writing that the individual is acquiring the shares of

Common Stock for investment and without any present intention to sell or distribute such shares of Common Stock.
(p)            To the extent that this 2014 Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares of Common Stock may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
(q)            Participants shall have no right, title, or interest whatsoever in or to any investments that the Bank, and/or its Subsidiaries, and/or its affiliates may make to aid it in meeting its obligations under this 2014 Plan. Nothing contained in this 2014 Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Bank, its Subsidiaries, and/or its affiliates under this 2014 Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank, a Subsidiary, or an affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Bank, a Subsidiary, or an affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this 2014 Plan.
(r)            Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant's right under any such plan, policy or program.
(s)            To the extent permitted by applicable law, the Bank may (i) deliver by email or other electronic means (including posting on a web site maintained by the Bank or by a third party under contract with the Bank) all documents relating to the 2014 Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Bank is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable 2014 Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.
(t)            Notwithstanding any provision of the 2014 Plan to the contrary, the Bank, its affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the "Tax Laws") of any Award granted or any amounts paid to any Participant under the 2014 Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
(u)            Subject to requirements of Delaware state law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Bank to whom authority was delegated in accordance with this 2014 Plan, shall be indemnified and held harmless by the Bank against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this 2014 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Bank's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Bank's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank may have to indemnify them or hold them harmless.
(v)            This 2014 Plan shall be construed and governed in accordance with the laws of the State of Delaware.

(w)            The jurisdiction of any proceeding arising out of, or with respect to, this 2014 Plan shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County.  Each party shall be subject to the personal jurisdiction of the courts of New York State.